                                                                     EXHIBIT 2.2
================================================================================









                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         SCB COMPUTER TECHNOLOGY, INC.,
                             TMR ACQUISITION, INC.,
                     TECHNOLOGY MANAGEMENT RESOURCES, INC.,

                                       AND

                               THE SHAREHOLDERS OF
                      TECHNOLOGY MANAGEMENT RESOURCES, INC.







                          DATED AS OF FEBRUARY 28, 1997





================================================================================

                            ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (the "Agreement"), is dated to be effective as of February 28, 1997, by and between SCB Computer Technology, Inc., a Tennessee corporation ("SCB"), TMR Acquisition, Inc., a Tennessee corporation and wholly owned subsidiary of SCB ("Buyer"), Technology Management Resources, Inc., a Nebraska corporation ("TMRI"), and each of the shareholders of TMRI, as identified on the signature pages hereto (individually, a "TMRI Shareholder," and, collectively, the "TMRI Shareholders").

     WHEREAS, the TMRI Shareholders own all of the issued and outstanding shares of Class A and Class B common stock, par value $1.00 per share, of TMRI (the "TMRI Common Stock"); and

     WHEREAS, the TMRI Shareholders desire to cause TMRI to sell to SCB, and SCB desires to purchase from TMRI substantially all of TMRI's assets on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                      TRANSFER OF ASSETS AND PURCHASE PRICE

     1.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, TMRI agrees to sell, convey, transfer, and assign and deliver to Buyer, and Buyer agrees to purchase, receive, assume, and accept, good and marketable title to the assets used or useful to the business of TMRI, whether tangible or intangible, real, personal, or mixed, including, without limitation, trademarks, service marks, trade names (including the right to the use of TMRI's corporate name) and associated goodwill; inventory; receivables (including accounts receivable, loans receivable, and advances) and records related thereto; equipment, furniture, and fixtures; supplies; computer systems (both hardware and software; leases and leasehold improvements; contract rights; licenses and permits; patents and copyrights (including all right, title, and interest in and to the "CLAIMS" software); and know how (such assets being collectively referred to herein as the "Assets"); provided, however, that cash and marketable securities of TMRI and two desk sets, a floor safe, television, stereo system, two laptop computers, and all wall hangings and pictures located in TMRI's Omaha, Nebraska office that are the personal property of TMRI employees shall not be included in the Assets. Without limiting the generality of the foregoing, it is agreed that the Assets will include, without limitation, all of the assets listed on Exhibit A hereto.

     1.2 Assumption of Liabilities. Neither SCB nor Buyer will in any event assume or be responsible for any liabilities, liens, claims, obligations, or encumbrances of TMRI, contingent or otherwise, except as specifically set forth on Exhibit B hereto, and the Assets shall be sold and conveyed to Buyer free and clear of all liabilities, liens, claims, obligations, and encumbrances (except as set forth on Exhibit B). Without limiting the generality of the foregoing, in no event will SCB or Buyer assume or be responsible for (except as set forth on Exhibit B):

          (a) any income, sales, property, franchise, use, or other tax of TMRI or any TMRI Shareholder arising out of or resulting from the sale of the Assets pursuant hereto or any transaction of TMRI or any TMRI Shareholder prior to or subsequent to the execution of this Agreement;

          (b) any liability, obligation, or cost resulting from any claim or lawsuit or other proceeding relating to the Assets or naming TMRI, or any successorthereof, or the TMRI Shareholders as a party arising out of events, transactions, or circumstances occurring or existing prior to Closing (as defined herein);

          (c) any claim against SCB, Buyer, or TMRI, which claim is based, in whole or in part, upon the failure of TMRI, SCB, or Buyer to comply with laws applicable to bulk transfers; or

          (d) any accrued vacation or sick leave, any employee benefit, or any other employee cost of TMRI.

     1.3 Purchase Price. The purchase price (the "Purchase Price") for the Assets of up to $12,500,000 will be payable by SCB to TMRI as follows:

          (a) an aggregate amount of $8,500,000 in cash, $8,000,000 of which will be payable to TMRI by wire transfer of immediately available funds, and $500,000 (the "Escrow Amount") of which will be deposited on or prior to the Closing in an escrow account to be maintained with Boatmen's Trust Company, St. Louis, Missouri, as escrow agent (the "Escrow Agent"), which Escrow Amount shall be held for one year following the effective date hereof in connection with potential indemnification claims under Article 5 hereof and pursuant to the terms of an Indemnity and Escrow Agreement (the "Escrow Agreement") substantially in the form of Exhibit C attached hereto; and

          (b) up to an aggregate amount of $4,000,000, payable in shares of common stock of SCB, par value $.01 per share (the "SCB Common Stock"), based on the growth in Buyer's revenues and earnings as determined in accordance with Section 1.4 below (the "Earnout Consideration").

     1.4   Earnout Consideration.

          (a) TMRI shall be entitled to receive, as additional purchase price, the Earnout Consideration upon the attainment by Buyer of certain levels of growth in revenues and net income. The Earnout Consideration will be payable by SCB with respect to each of the three fiscal years ending April 30, 1998, 1999, and 2000 in accordance with the formulas set forth on Exhibit D attached hereto.

          (b) SCB shall, at SCB's expense, prepare statements of income for Buyer for each of the twelve month periods ending April 30, 1998, 1999, and 2000 and shall, at SCB's expense, cause its independent accountants to audit such statements of income. Except as set forth herein or on Exhibit D attached hereto, such statements of income shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting principles reflected in the statements of income of Buyer for the fiscal year ended April 30, 1997, referenced on Exhibit D attached hereto. In the preparation of the statements of income for the fiscal year ended April 30, 1997 (i) Buyer's net income will be adjusted to take into account taxes associated with operation as a subchapter C corporation for the full fiscal year at an assumed tax rate of 40%; (ii) compensation expense will be adjusted to reflect the compensation of the TMRI Shareholders pursuant to the Employment Agreements (as if such Employment Agreements had been effective as of May 1, 1996); (iii) there will be no charge to Buyer's net income for the amortization of goodwill (or credit for any corresponding tax benefits related thereto) associated with the transactions contemplated hereby; and (iv) SCB overhead charges will be allocated, if at all, only in accordance with the principles established in Section 4.1(b)(viii) hereof. In the preparation of the statements of income for each of the fiscal years ended April 30, 1998, 1999, and 2000 (i) Buyer's actual taxes will be used; (ii) the TMRI Shareholder's actual compensation will be used; and (iii) for purposes of determining the Earnout Consideration, there will be no charge to Buyer's net income for the amortization of goodwill (or credit for any corresponding tax benefits related thereto). As soon as reasonably practicable following fiscal years ended April 30, 1998, April 30, 1999, and April 30, 2000, SCB shall cause to be delivered to TMRI a copy of such statements of income for the relevant fiscal year together with a calculation of the growth in revenues and net income and a determination whether any Earnout Consideration is payable with respect to such fiscal year (it being agreed and understood that both revenue and net income must increase by the targeted amounts or none of the relevant Earnout Consideration is payable). SCB shall also make available to TMRI and its advisors all underlying financial data, books, and records reasonably requested by TMRI that are relevant to the determination of the Earnout Consideration. TMRI shall have 30 days to accept or reject in writing SCB's calculations regarding the Earnout Consideration. If TMRI rejects SCB's calculations regarding the Earnout Consideration, such rejection must be accompanied by a written statement of the reasons therefor and, if the parties are unable to reach a compromise within five business days of the date of such rejection, the dispute shall be submitted to arbitration in St. Louis, Missouri, such arbitration to be conducted in accordance with the rules of the American Arbitration Association.

          (c) In the event any Earnout Consideration is payable, with respect to any fiscal year, SCB shall deliver to TMRI a certificate representing the number of shares of SCB Common Stock (the "Earnout Shares") determined by dividing the amount of the Earnout Consideration by the average of the closing sales prices of SCB Common Stock as reported on The Nasdaq Stock Market ("Nasdaq") (or such other exchange or quotation system which the SCB Common Stock is then traded) for the thirty trading days immediately preceding the end of the relevant fiscal year (the "Average Price").

          (d) In lieu of the issuance of fractional shares of SCB Common Stock, TMRI will be entitled to receive a cash payment (without interest) equal to the fair market value of any fraction of a share of SCB Common Stock to which such holder would be entitled under this Section 1.4, but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of SCB Common Stock shall be such fraction multiplied by the relevant Average Price.

     1.5 Allocation of Consideration. The Purchase Price will be allocatedamong the Assets substantially in the form as set forth on Exhibit E attached hereto, which Exhibit E will be finalized by mutual agreement of the parties within 15 days of the date hereof. The parties hereto agree to cooperate in preparing Exhibit E and preparing and filing IRS Form 8594 reflecting the allocation set forth on Exhibit E and acknowledge and agree that such allocation will be determined by arm's length negotiations and that none of them will take a position on any income tax return, before any governmental agency charged with the collections of any income tax, or in any judicial proceeding, that is inconsistent with such allocation.

     1.6  The Closing.

          (a) Time and Place. Subject to the terms and conditions of this Agreement, the closing under this Agreement (the "Closing") will take place simultaneous with the execution hereof at the offices of Kutak Rock, The Omaha Building, Omaha, Nebraska, to be effective as of 11:59 p.m. on February 28, 1997, or at such other time, date, or place as SCB, Buyer, TMRI, and the TMRI Shareholders may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

          (b)   Parties' Obligations at Closing.

               (i) At the Closing, SCB and Buyer will deliver to TMRI:

                   (A) $8,000,000 in cash by wire transfer of immediately
               available funds pursuant to instructions delivered by TMRI to SCB prior to Closing, together with a copy of the Escrow Agreement duly executed by SCB and the Escrow Agent and evidence, reasonably satisfactory to TMRI, that the Escrow Amount has been duly delivered to the Escrow Agent;

                             (B) a copy of the resolutions of the Boards of
                         Directors of SCB and Buyer, certified by their respective corporate secretary, authorizing the execution, delivery, and performance of this Agreement and the other documents referenced herein and the consummation of the transactions contemplated hereby;

                             (C) an opinion of Bass, Berry & Sims PLC,
                         legal counsel to SCB and Buyer, substantially in the form of Exhibit F hereto;

                             (D) employment agreements (the "Employment
                         Agreements"), substantially in the form of Exhibit G hereto, between SCB, Buyer, and each of the TMRI Shareholders, duly executed by SCB and Buyer;

                             (E) an assumption agreement (the "Assumption
                         Agreement") relating to the assumption of certain of TMRI's liabilities, substantially in the form of Exhibit H hereto, duly executed by Buyer; and

                             (F) such other certificates and documents as
                         TMRI or its counsel may reasonably request.

                         (ii) At Closing, TMRI and the TMRI Shareholders will deliver to SCB and Buyer:

                             (A)     a bill of sale (the "Bill of Sale")
                        relating to the Assets, duly executed by TMRI, substantially in the form of Exhibit I hereto;

                             (B) such other instruments of conveyance, assignment, and transfer, in form and substance satisfactory to SCB's counsel, as shall be effective to vest in Buyer good and marketable title to the Assets;

                             (C) Employment Agreements, duly executed by each of the TMRI Shareholders;

                             (D) a copy of the resolutions of the Board of Directors of TMRI, certified by TMRI's corporate secretary, authorizing the execution, delivery, and performance of this Agreement and the other documents referenced herein and the consummation of the transactions contemplated hereby;

                             (E) an opinion of Kutak Rock, legal counsel to TMRI and the TMRI Shareholders, substantially in the form of Exhibit J hereto;

                             (F) any required consent or approval of a creditor, contract party, or public or governmental authority to the transactions contemplated hereby;

                             (G)     the Escrow Agreement, duly executed by
                        TMRI; and

                             (H) such other certificates or documents as SCB, Buyer, or their counsel may reasonably request.


                                   ARTICLE 2.

                        REPRESENTATIONS AND WARRANTIES OF
                         TMRI AND THE TMRI SHAREHOLDERS

     Except as set forth in the disclosure letter delivered prior to the execution hereof to SCB (the "TMRI Disclosure Letter"), TMRI and the TMRI Shareholders, jointly and severally, represent, warrant, and agree as follows:

     2.1 Assets. TMRI is the lawful owner of the Assets free and clear of all liens, claims, charges, restrictions, security interests, pledges, or encumbrances of any kind and has the full right, power, authority, and capacity to sell and transfer the Assets. By virtue of the transfer of the Assets to Buyer, Buyer will obtain full title to the Assets free and clear of all liens, claims, charges, restrictions, security interests, pledges, and encumbrances of any kind.

          (a) Tangible Assets. Exhibit A hereto contains an accurate and complete description of all material fixed and other tangible assets owned, leased, or used by TMRI, including, without limitation, improvements to leased property and real property, plants and structures located thereon, equipment located therein, vehicles, and all personal property relating to TMRI and its business and properties. All such plants, structures, machinery, and equipment are in good working condition and repair, normal wear and tear excepted, and are adequate for the uses for which they are intended. All such plants, structures, machinery, and equipment conform in all material respects to applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning, and building laws and ordinances; and TMRI has not received any notification within the last five years of any violation of any applicable ordinance or regulation of building, zoning, or other law, in respect of its plants, structures, properties, or operations. None of such real property is currently the subject of any eminent domain, condemnation, or similar proceeding and to the best of TMRI's knowledge, no such proceeding is threatened. TMRI is now in possession of each parcel of such real property, there is no adverse claim against such real property and there are no pending or, to TMRI's knowledge, threatened proceedings which might interfere with Buyer's quiet enjoyment of such real property.

          (b) Material Contracts. Exhibit A also contains a complete and accurate list of all contracts and agreements for the performance of services or the purchase or leasing of property by TMRI of an amount or value in excess of $50,000 ("Material Contracts"). Each of the Material Contracts is in full force and effect and is valid and enforceable in accordance with its terms, and TMRI and each other person that has or had any obligation under a Material Contract are in full compliance with all applicable terms and requirements thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable under any Material Contract with any person.

          (c) Intangible Assets. Exhibit A hereto also contains an accurate and complete description of all material intangible assets owned or used by TMRI, including without limitation, copyrights, patents, tradenames, trademarks, and servicemarks (collectively, the "Intangible Assets"). TMRI has sole, full, and clear title to the Intangible Assets for the goods and services for which such Intangible Assets are used and believes that any registrations thereof are valid and subsisting and are in full force and effect. TMRI has the sole, full, and clear title to each copyright in the Intangible Assets and believes that the registrations thereof are valid and subsisting and are in full force and effect. TMRI (either itself or through its licensees) has placed and will continue to place appropriate notice of copyright on all copies embodying such copyrighted works which are publicly distributed, and TMRI will not (and will not permit any licensee thereof) to do any act or knowingly omit to do any act whereby any copyright may become invalidated or dedicated to the public domain.

     2.2 Existence; Good Standing; Corporate Power and Authority. TMRI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska. TMRI is qualified to do business as a foreign corporation in the jurisdictions identified on the TMRI Disclosure Letter and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, financial condition, or prospects of TMRI (a "TMRI Material Adverse Effect"). TMRI has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now conducted.

     2.3 Authorization, Validity, and Effect of Agreements. TMRI has the requisite corporate power and authority and the TMRI Shareholders have the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. This Agreement and the transactions contemplated hereby have been approved by TMRI's Board of Directors and shareholders and the consummation by TMRI of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of TMRI and the TMRI Shareholders, enforceable in accordance with their respective terms.

     2.4 Capitalization. The authorized capital stock of TMRI consists of 500 shares of Class A Common Stock and 500 shares of Class B Common Stock, of which 34 and 66 shares respectively, are issued and outstanding as of the date of this Agreement and owned beneficially and of record by the TMRI Shareholders as set forth in the TMRI Disclosure Letter. TMRI has no outstanding capital stock, bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of TMRI on any matter. All issued and outstanding shares of TMRI Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate TMRI to issue, transfer, or sell any shares of its capital stock. None of the outstanding shares of TMRI Common Stock are subject to any voting trust agreement, lien, encumbrance, security interest, restriction, or claim.

     2.5 Other Interests. TMRI does not own, directly or indirectly, or have any obligation to acquire any interest or investment in any corporation, partnership, joint venture, business, trust, or other entity.

     2.6 No Violation. Neither the execution and delivery by TMRI of this Agreement nor the consummation by TMRI and the TMRI Shareholders of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of TMRI; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of TMRI or any TMRI Shareholder pursuant to any material commitment, lease, contract, or other material agreement or instrument to which TMRI or any TMRI Shareholder is a party (including any Material Contract); or (iii) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to TMRI or any TMRI Shareholder.

     2.7 Regulatory Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental entity, is required by or with respect to TMRI or any TMRI Shareholder in connection with the execution and delivery of this

Agreement by TMRI or any TMRI Shareholder, or the consummation by TMRI or any TMRI Shareholder of the transactions contemplated hereby, which has not been made or obtained and the failure to make or obtain would have a TMRI Material Adverse Effect.

     2.8 Financial Statements. Prior to the date hereof, TMRI has delivered to SCB its unaudited financial statements for the fiscal year ended September 30, 1996. The balance sheet provided to SCB by TMRI (including the related notes and schedules) fairly presents the financial position of TMRI as of its date and the statements of income, stockholders' equity, and cash flows provided to SCB by TMRI (including any related notes and schedules) fairly presents the results of operations, stockholders' equity, and cash flows of TMRI for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied, except as may be noted therein. Such financial statements have been prepared from the books and records of TMRI which accurately and fairly reflect the transactions and the acquisitions and dispositions of the assets of TMRI. As of the Closing Date, TMRI did not have any liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the balance sheet dated September 30, 1996, except for current liabilities incurred in the ordinary course of business since such date.

     2.9 No Material Adverse Changes. Since September 30, 1996, there has not been (i) any material adverse change in the financial condition, results of operations, business, assets, or liabilities (contingent or otherwise, whether due or to become due, known or unknown) of TMRI; (ii) any dividend declared or paid or distribution made on the capital stock of TMRI, or any capital stock thereof redeemed or repurchased; (iii) any incurrence by TMRI of long term debt;
(iv) any increases in salary, bonus, or other compensation to any officers, employees, or agents of TMRI; (v) any pending or threatened labor disputes or other labor problems against or potentially affecting TMRI; or (vi) any other transaction entered into by TMRI, except in the ordinary course of business and consistent with past practice.

     2.10 Tax Matters.

          (a) For purposes of this Agreement, (i) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.

           (b) TMRI has duly and timely filed all Tax Returns required to be filed by it and has duly and timely paid all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from it by federal, foreign, state, or local taxing authorities or has set up an adequate reserve for all Taxes payable by TMRI. True and correct copies of all Tax Returns relating to federal taxes and sales taxes for the period from organization through September 30, 1996 have been heretofore delivered to SCB. The accruals and reserves for Taxes contained in the financial statements and carried on the books of TMRI (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all Tax liabilities. Since September 30, 1996, TMRI has not incurred any Tax liabilities other than in the ordinary course of business. There are no Tax liens upon any properties or assets of TMRI (whether real, personal, or mixed, tangible or intangible), and, except as reflected in the financial statements, there are no pending or, to the TMRI Shareholders' knowledge, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against TMRI, and the TMRI Shareholders are aware of no substantial basis for any such claims. TMRI has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. TMRI is not a party to any Tax allocation or sharing agreement. TMRI has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law). TMRI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or shareholder, where failure to do so would have a TMRI Material Adverse Effect.

           (c) TMRI (i) has not filed a consent pursuant to Section 341(f) of the Code nor agreed to have Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by TMRI; (ii) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of TMRI for Taxes; (iii) has not made an election, and is not required, to treat any asset of TMRI as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (iv) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local tax provision.

     2.11  Employees and Fringe Benefit Plans.

          (a) The TMRI Disclosure Letter sets forth the names, ages, and titles of all members of the Board of Directors and officers of TMRI and all employees of TMRI earning in excess of $30,000 per year, and the annual rate of compensation (including bonuses) being paid to each such officer and employee as of the most recent practicable date.

          (b) The TMRI Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement, or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement, or practice, of TMRI, whether legally binding or not, that affects one or more of TMRI's employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). TMRI neither has nor sponsors, nor participates in any Plan that is subject to Title IV of ERISA or the minimum funding standards of
     Section 412 of the Code.

          (c) For each Plan that is an "employee benefit plan" under Section 3(3) of ERISA, TMRI has delivered to SCB correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and funding agreements that implement each such Plan.

          (d) TMRI has no commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Plan; (ii) to modify or change any Plan; or (iii) to maintain for any period of time any Plan. The TMRI Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) with respect to each existing Plan.

          (e) TMRI has no unfunded past service liability in respect of any of its Plans; neither TMRI, nor any Plan nor any trustee, administrator, fiduciary, or sponsor of any Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports, and descriptions as to such Plans (including Form 5500 Annual Reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor, and other governmental agencies have been made in a timely manner; there is no material litigation, disputed claim, governmental proceeding, or investigation pending or threatened with respect to any of the Plans, the related trusts, or any fiduciary, trustee, administrator, or sponsor of the Plans; the Plans have been established, maintained, and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the current terms of the Plan.

          (f) Except where failure to do so would not have a TMRI Material Adverse Effect, TMRI has complied in all respects with all applicable federal, state, and local laws, rules, and regulations relating to employees' employment and employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws, and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

          (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by TMRI to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code; (ii) entitle any employee or former employee of TMRI to severance pay, unemployment compensation, or any other payment; or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any Plan (including vacation and sick pay).

          (h) None of the Plans that are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

          (i) Neither TMRI nor any member in a "controlled group" with TMRI (as defined in ERISA) has ever contributed to, participated in, or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and TMRI has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Section 4201, 4203, or 4205 of ERISA.

     2.12 Accounts Receivable. All accounts receivable of TMRI as of the date hereof (collectively, the "Accounts Receivable"), are reflected on Exhibit A and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible in the amounts set forth on Exhibit A. Each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred and twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

     2.13 Lawful Operations. TMRI has been and currently is conducting its business, and each of the premises leased or owned by TMRI have been and now are being used and operated, in compliance with all statutes (including, without limitation, 15 U.S.C. ss. 1681 et seq.), regulations, orders, covenants, restrictions, and plans of federal, state, regional, county, or municipal authorities, agencies, or boards applicable to the same, except where the failure to so comply would not have a TMRI Material Adverse Effect.

     2.14 Litigation. There is no suit, action, or proceeding pending or, to the knowledge of any of the TMRI Shareholders, threatened against or affecting TMRI is not subject to any currently existing order, writ, injunction, or decree relating to its operations.

     2.15   Hazardous Substances.

     (a) TMRI has not authorized nor conducted nor has knowledge of the generation, transportation, storage, presence, use, treatment, disposal, release, or handling of (in an amount or of a type that has been or must be reported to any governmental agency, violates any Environmental Law (as defined below), or has required or could require remediation expenditures) any hazardous substance, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product, or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas or other material defined, regulated, controlled, or potentially subject to any remediation requirement under any environmental law (collectively, "Hazardous Materials"), on, in, or under any real property owned, leased, or by any means controlled by it;

     (b) TMRI is in compliance with all federal, state, and local laws, ordinances, rules, regulations, and other governmental requirements relating to pollution, control of chemicals, management of waste, discharges of materials into the environment, health, safety, natural resources, and the environment (collectively, "Environmental Laws");

     (c) TMRI has, and is in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental Laws;

     (d) TMRI has not received any written or oral notice from any governmental entity or any other person and there is no pending or, to any TMRI Shareholder's knowledge, threatened claim, litigation or any administrative agency proceeding that: alleges a violation of any Environmental Law by TMRI; alleges TMRI is a liable party or a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42
U.S.C. ss. 9601, et seq., or any state superfund law; has resulted in or could result in the attachment of an environmental lien on any real property owned, leased, or controlled by TMRI; or alleges the occurrence of contamination of any of such real property, damage to natural resources, property damage, or personal injury based on its activities or the activities of TMRI's predecessors or third parties (whether at the real property or elsewhere) involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

     2.16 Certain Business Practices and Regulations. Neither TMRI, nor to any of the TMRI Shareholder's knowledge, any of its executive officers, directors, or employees, has (i) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its respective books and records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, or local public office in violation of any law or regulation; or (iv) submitted any claim for services rendered or reimbursement for expenses to any person where the services were not actually rendered or the expenses were not actually incurred.

     2.17 No Brokers. TMRI has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of TMRI or SCB to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     2.18   SCB Stock Ownership; Investment Intent.

     (a) Neither TMRI nor any of the TMRI Shareholders owns, beneficially or otherwise, any shares of SCB Common Stock.

     (b) The shares of SCB Common Stock, if any, issuable pursuant to this Agreement are being acquired by TMRI, subject to the terms of this Agreement, for investment and not with a view to the distribution thereof, and TMRI acknowledges and understands that the certificate(s) representing such shares of SCB Common Stock will bear a legend in substantially the following form:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE.

     THE COMPANY WILL FURNISH THE HOLDER HEREOF INFORMATION REGARDING
     THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, AND LIMITATIONS APPLICABLE TO EACH CLASS AND THE VARIATIONS AND RIGHTS, PREFERENCES, AND LIMITATIONS DETERMINED FOR EACH SERIES OF STOCK ISSUED BY THE COMPANY (AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE

     VARIATIONS FOR FUTURE SERIES) UPON REQUEST IN WRITING AND WITHOUT CHARGE.

            (a) TMRI has received and reviewed copies of SCB's Annual Report on Form 10-K for the fiscal year ended April 30, 1996, SCB's Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 1996 and October 31, 1996, and SCB's Current Report on Form 8-K, dated October 8, 1996, as amended on December 4, 1996, relating to the combination with Delta Software Systems, Inc. (collectively, the "SEC Reports"), which contain certain information regarding SCB and its business. SCB has made available to TMRI the opportunity to ask questions of SCB's officers and directors and to acquire such information about the shares of SCB Common Stock and the business and financial condition of SCB as TMRI has requested, which additional information has been received.

     2.19 Consents and Approvals. TMRI has obtained, or will obtain prior to Closing, all consents, approvals, authorizations, or orders of third parties, including governmental authorities, necessary for the authorization, execution, and performance of this Agreement by SCB and Buyer, which consents, approvals, authorizations, and orders are listed on the TMRI Disclosure Schedule.

     2.20 Full Disclosure. All of the information provided by the TMRI Shareholders and their representatives herein or in the TMRI Disclosure Letter is true, correct, and complete in all material respects, and no representation, warranty, or statement made by the TMRI Shareholders in or pursuant to this Agreement or the TMRI Disclosure Letter contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading.


                                   ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES OF SCB AND BUYER

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to TMRI (the "SCB Disclosure Letter"), SCB and Buyer, jointly and severally, represent, warrant, and agree as follows:

     3.1 Existence; Good Standing; Corporate Authority. Each of SCB and Buyer is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. SCB is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, or financial condition of SCB (an "SCB Material Adverse

Effect"). SCB has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now conducted.

     3.2 Authorization, Validity, and Effect of Agreements. SCB and Buyer have the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by SCB and Buyer of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of SCB and Buyer, enforceable in accordance with their respective terms. The issuance and delivery by SCB of shares of SCB Common Stock pursuant to this Agreement, if any, have been duly and validly authorized by all necessary corporate action on the part of SCB. The shares of SCB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

     3.3 Capitalization. The authorized capital stock of SCB consists of 1,000,000 shares of preferred stock, none of which is issued and outstanding, and 20,000,000 shares of SCB Common Stock, of which 7,477,119 shares are issued and outstanding as of the date hereof. SCB has no outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of SCB on any matter. All issued and outstanding shares of SCB Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. Other than pursuant to this Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate SCB to issue, transfer, or sell any shares of capital stock of SCB.

     3.4 Subsidiaries. The SCB Disclosure Letter sets forth the outstanding capital stock of each corporation, partnership, or other entity, including Buyer, of which at least a majority of the voting interest is owned directly or indirectly by SCB (an "SCB Subsidiary").

     3.5 Other Interests. SCB does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity, except for the SCB Subsidiaries.

     3.6 No Violation. Neither the execution and delivery by SCB or Buyer of this Agreement, nor the consummation by SCB of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the charter or bylaws of SCB or Buyer; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of SCB or Buyer pursuant to any material commitment, lease, contract, or other material agreement or instrument to which SCB or Buyer is a party; or
(iii) violate or result in a change in any rights or obligations, under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to SCB or Buyer.

     3.7 SEC Documents. Prior to the date hereof, SCB has delivered to TMRI copies of the SEC Reports. The SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The consolidated balance sheets included in the SEC Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of SCB as of their respective dates and each of the consolidated statements of income, shareholders' equity, and cash flows included in the SEC Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, shareholders' equity, and cash flows of SCB for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

     3.8 Litigation. As of the date of this Agreement, there is no action, suit, or proceeding pending against SCB or any SCB Subsidiary or, to the knowledge ofSCB or any SCB Subsidiary, threatened against or affecting SCB or any SCB Subsidiary, at law or in equity, or before or by any federal or state commission, board, bureau, agency, or instrumentality, that is reasonably likely to have an SCB Material Adverse Effect.

     3.9 Absence of Certain Changes. Since October 31, 1996, there has not been any material adverse change in the financial condition, results of operations, business, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of SCB, except for changes in the ordinary course of business.

     3.10 No Brokers. Neither SCB nor Buyer has entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of SCB, Buyer, TMRI, or the TMRI Shareholders to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that SCB has retained Mercer Capital as its financial advisor (the fees and expenses of which shall be the sole responsibility of SCB). Other than the foregoing arrangement, SCB is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     3.11 No Prior Business Operations by Buyer. The Buyer is a newly organized corporation and prior to the Closing has not engaged in substantial business activities or operations.


                                   ARTICLE 4.

                                    COVENANTS

     4.1    Covenants of SCB. SCB covenants and agrees as follows:

            (a) in the event any Earnout Shares are issuable, SCB will promptly prepare and submit to Nasdaq (or such other exchange or quotation system on which the SCB Common Stock is then traded) a notification for listing additional shares covering such Earnout Shares and shall use its best efforts to obtain approval for the listing of such SCB Common Stock, subject, if applicable, to official notice of issuance.

            (b) in order to ensure that determination of the Earnout Consideration is on a basis consistent with and comparable to the operations of TMRI prior to the Closing Date, neither SCB nor any of its affiliates shall, without the prior written consent of TMRI:

                    (i) merge or consolidate the business of Buyer into or with any other entity, sell or permit the sale of any material amount of assets of Buyer, or permit Buyer to be otherwise dissolved and liquidated;

                    (ii) require the TMRI Shareholders and employees of Buyer to devote more than 10% of their working time to matters other than the conduct of the business of Buyer;

                    (iii) sell or provide any goods or services to Buyer or
               purchase any goods or services from Buyer, except on terms and conditions no less favorable to Buyer than it could obtain from unrelated third parties;

                    (iv) materially change the financial or operational business practices of Buyer; including but not limited to any changes and arrangements between Buyer and its sales representatives;

                    (v) for purposes of calculating the Earnout Consideration, SCB shall not charge to Buyer the amount of any fees and expenses incurred by SCB with respect to the auditing of Buyer's financial statements and the preparation of Buyer's Tax Returns in excess of the fees and expenses incurred by TMRI with respect to the preparation of its financial statements and the preparation of its Tax Returns for the fiscal year ended September 30, 1996;

                         (vi) if any employees of Buyer are included in the payroll system of SCB or in any employee benefit plan of SCB, including SCB's 401(k) plan, medical insurance plans or long-term disability plans, for purposes of calculating the Earnout Consideration, SCB shall not charge to Buyer the fees and expenses of converting such employees to SCB's payroll system and employee benefit plans, and SCB shall not charge to Buyer the amount of fees and expenses of such payroll system and plans that are in excess of the fees and expenses that TMRI would have borne for such employees with respect to its payroll system and corresponding plans existing as of the Closing Date;

                         (vii) if SCB provides programmers who perform services with respect to any customer or client of Buyer, such programmers will become employees of Buyer and Buyer will be charged by SCB a recruiting fee not to exceed $10,000 for each programmer, with each such fee being payable in six equal monthly installments regardless of whether such programmer provides services to Buyer or SCB for the full six months; and

                         (viii) no allocation of overhead or general and
                    administrative costs of SCB will be included in the calculations used for determining whether the Earnout Consideration will be payable to TMRI without the prior written consent of SCB and the TMRI Shareholders.

               (c) if a TMRI Shareholder dies, the Earnout Consideration otherwise payable to TMRI pursuant to the terms of this Agreement will be payable notwithstanding such death.

               (d) if a TMRI Shareholder is no longer employed by Buyer, the Earnout Consideration otherwise payable to TMRI pursuant to the terms of this Agreement will continue to be payable to TMRI notwithstanding that the TMRI Shareholder is no longer an employee of Buyer.

               (e) SCB shall not cause Buyer to make any equity or debt offering, to incur indebtedness or otherwise borrow funds without the prior written consent of the TMRI Shareholders.

               (f) Buyer shall assume responsibility for, and neither Buyer nor SCB shall take, or cause to be taken, any action that materially adversely affects, the existing employment contracts with TMRI employees (other than the TMRI Shareholders) and the existing employee benefits of TMRI's employees
(other than the TMRI Shareholders); provided, however, that this provision does not prohibit SCB or Buyer from taking, or causing to be taken, any action that is permitted under such employment contracts or employee benefit plans.

               (g) in the event that SCB is acquired in a merger in which SCB is not the surviving entity, SCB will arrange for an appropriate substitution of shares or other securities of the entity with which SCB is merged in lieu of the shares that are the subject of the Earnout Consideration or make arrangements to ensure that TMRI obtains equivalent value for SCB Common Stock payable as Earnout Consideration.

               (h) SCB will timely file or cause to be filed all reports required to be filed under the Exchange Act, and will otherwise take all such action as may be required to ensure that SCB remains eligible to register the resale by TMRI of SCB Common Stock for any dispositions of SCB Common Stock that may be held by it; provided, however, that if SCB's failure to meet the requirements of Form S-3 is attributable, directly or indirectly, to the failure, acts or omissions of TMRI, SCB shall not be in violation of this Section 4.1(h).

               4.2 Change in Name; Use of Name. Within seven calendar days after the Closing Date, the TMRI Shareholders shall deliver to SCB all such executed documents as may be required to change TMRI's name to another name bearing no similarity to "Technology Management Resources, Inc." including, but not limited to, a name change document with the Secretary of State of Nebraska and an appropriate name change notice for each state where TMRI is qualified to do business. The TMRI Shareholders hereby appoint SCB as their attorney-in-fact to file all such documents on or after the Closing Date. From and after the Closing Date, the TMRI Shareholders will sign such consents and take such other actions as SCB or Buyer shall reasonably request in order to permit SCB and Buyer to use the name "Technology Management Resources, Inc." and any variation thereof. From and after the Closing Date, neither TMRI nor the TMRI Shareholders will use the name "Technology Management Resources, Inc." or any names similar thereto or variants thereof.

               4.3 Further Assurances. SCB and Buyer, from time to time after the Closing and at the TMRI Shareholders' reasonable request, and TMRI and the TMRI Shareholders from time to time after the Closing and at SCB's reasonable request, will execute, acknowledge, and deliver to TMRI, the TMRI Shareholders, Buyer, or SCB, as the case may be, such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as TMRI, the TMRI Shareholders, Buyer, or SCB, as the case may be, may reasonably require in order to better enable the other party to complete, perform, or discharge any of the liabilities or obligations assumed hereunder. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

                                   ARTICLE 5.

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

     5.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles 2 and 3 of this Agreement shall survive for a period of one year from the effective date hereof.

     5.2 Indemnification by TMRI and the TMRI Shareholders. Subject to the provisions of this Article 5 and the Escrow Agreement, TMRI and the TMRI Shareholders, jointly and severally, in accordance with the Escrow Agreement, agree to indemnify and hold harmless SCB and Buyer, and each officer, director, employee, or other agent thereof and their respective estates (each being an "SCB Indemnified Party"), from and against any and all claims, losses, damages, liabilities, and expenses (including without limitation, settlement costs and any legal or other fees or expenses for investigating or defending any actions or threatened actions) reasonably incurred by such SCB Indemnified Party in connection with each and all of the following:

          (a) any misrepresentation or breach of any warranty made by TMRI or either of the TMRI Shareholders in this Agreement;

          (b) the nonfulfillment or breach of any covenant, agreement, or obligation of TMRI or either of the TMRI Shareholders contained in or contemplated by this Agreement;

          (c) any misrepresentation or breach of any warranty contained in any statement, certificate, or other document furnished by TMRI or either of the TMRI Shareholders pursuant to this Agreement or in connection with the transaction contemplated by this Agreement; and

          (d) any attempt (whether or not successful) by any person to cause or require such SCB Indemnified Party to pay or discharge any debt, obligation, liability, or commitment, the existence of which would entitle such SCB Indemnified Party to indemnification pursuant to clauses (a) through (c) of this Section 5.2 or would constitute a breach of any such representation, warranty, or agreement under this Agreement.

     5.3  Indemnification by SCB and Buyer. Subject to the provisions of this
Article 5, SCB and Buyer shall, jointly and severally, indemnify, defend, and hold harmless, TMRI and each officer, director, employee, shareholder, or other agent thereof and their respective estates (each being a "TMRI Indemnified Party"), from and against any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and any legal or other fees or expenses for investigating or defending any actions or threatened actions) reasonably incurred by such TMRI Indemnified Party in connection with each and all of the following:

          (a) any misrepresentation or breach of any warranty made by SCB or Buyer in this Agreement;

          (b) the nonfulfillment or breach of any covenant, agreement, or obligation of SCB or Buyer contained in or contemplated by this Agreement;

          (c) any misrepresentation or breach of any warranty contained in any statement, certificate, or other document furnished by SCB or Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

          (d) any attempt (whether or not successful) by any person to cause or require such TMRI Indemnified Party to pay or discharge any debt, obligation, liability, or commitment, the existence of which would entitle such Seller Indemnified Party to indemnification pursuant to clauses (a) through (c) of this Section 5.3 or would constitute a breach of any such representation, warranty, or agreement under this Agreement.

     5.4. Indemnification Procedure. Subject to the provisions of the Escrow Agreement, if in effect, an indemnified party shall promptly notify the indemnifying party of any claim, demand, action, or proceeding for which indemnification will be sought under Section 5.2 or 5.3 of this Agreement, and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, SCB, Buyer, TMRI and the TMRI Shareholders shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and the indemnifying party proposes to accept such settlement, and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action, or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement.

     5.5 Limitation. Except as provided in the Escrow Agreement, the total liability of TMRI and the TMRI Shareholders for any single Loss and all Losses in the aggregate with respect to indemnification claims by SCB and Buyer shall be limited to the Escrow Amount, except that, the liability of TMRI and the TMRI Shareholders to SCB or Buyer for fraud shall not be limited to the Escrow Amount.

                                   ARTICLE 6.

                     REGISTRATION AND SALE OF EARNOUT SHARES

     6.1  Registration Rights.

     (a) If, at any time on or after Earnout Shares have been issued to TMRI, SCB is and continues to be eligible to effect a Registration Statement on Form S-3 (or such successor form providing for short form registration) covering resales of SCB Common Stock by SCB shareholders, and TMRI shall notify SCB in writing that it desires to offer or cause to be offered for public sale Earnout Shares with a fair market value in excess of $500,000, then SCB will use its best efforts to cause the filing of and, subject to the provisions of Section 6.1(c), maintain for a period of up to the lesser of (i) 180 days, or (ii) until such time as TMRI may sell such Earnout Shares pursuant to Rule 144 (or any successor or similar rule of the Securities Act), an effective registration statement pursuant to Rule 415 (or any successor or similar rule of the Securities Act), including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, for the purpose of effecting sales of the Earnout Shares requested to be registered by TMRI. SCB shall be obligated to take action to comply with this Section 6.1(a) on only one occasion.

     (b) Each time that SCB proposes to file a registration statement under the Securities Act with respect to an underwritten offering for cash by SCB of its equity securities on a form that would also permit the registration of the Earnout Shares, SCB will give written notice of such proposal to TMRI; provided, however, that, if there is an effective registration statement covering the Earnout Shares, no such notice pursuant to this Section 6.1(b) shall be required. In such event, TMRI may, by written request given within five business days after receipt by TMRI of any such notice by SCB, require SCB to cause such number of the Earnout Shares as requested by TMRI to be included in such registration statement. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering, if any, advise SCB that inclusion of TMRI's shares would (i) make it impracticable to conduct an underwritten offering of the SCB Common Stock being registered at the price at which such SCB Common Stock could be sold without such inclusion, or (ii) materially interfere with the success of the offering by SCB, then the number of the shares requested to be included in the registration by TMRI may be reduced or eliminated. Notwithstanding anything to the contrary in this Section 6.1(b), SCB may, in its sole discretion and without the consent of TMRI postpone the filing or effectiveness of such registration statement or withdraw any such registration statement and abandon any proposed offering.

     (c) Notwithstanding the foregoing, SCB shall have no obligation to register the resale of any Earnout Shares on behalf of TMRI or to keep any previouslyfiled registration statement effective pursuant to this Article 6 in the event such shares could be sold by TMRI pursuant to and in compliance with Rule 144 (or any successor or similar rule) promulgated pursuant to the Securities Act.

     6.2 Expenses. TMRI shall bear all brokerage fees, underwriting discounts, and commissions, if any, applicable to the sale of the Earnout Shares and the related fees and disbursements of its legal counsel and accountants. SCB shall bear all other expenses in connection with any registration of the Earnout Shares pursuant to this Article 6.

     6.3 SCB Indemnification. In the case of a registration effected by or pursuant to this Article 6, SCB agrees to indemnify and hold harmless TMRI against any and all losses, claims, damages, or liabilities to which TMRI may become subject under the Securities Act or any other statute or common law, and to reimburse TMRI for any reasonable legal or other expense actually and reasonably incurred by it in connection with investigating any claim and defending any action, insofar as such losses, claims, damages, liabilities, or actions arise out of or are based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the registration statement or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the registration statement, or contained in the prospectus (as amended or supplemented if SCB shall have filed with the Securities and Exchange Commission any amendment thereof or supplement thereto), if used within the period during which SCB is required to keep the registration statement in which such prospectus is contained current pursuant to the terms of this Article 6, or the omission or alleged omission to state therein a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this Section 6.3 shall not apply to such losses, claims, damages, liabilities, or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with written information furnished to SCB by or on behalf of TMRI specifically for use in connection with the preparation of the registration statement or any preliminary prospectus contained in the registration statement or any such amendment thereof or supplement thereto.

     6.4 TMRI Indemnification. In the case of a registration effected pursuant to this Article 6, TMRI agrees to indemnify and hold harmless SCB and each person, if any, who controls SCB within the meaning of Section 15 of the Securities Act, its directors, and those officers of SCB who shall have signed the registration statement or any post-effective amendment thereof or any preliminary prospectus or prospectus (as amended or as supplemented, if amended or supplemented as aforesaid) contained in the registration statement against losses, claims, damages, liabilities, or actions which arise out of or are based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the registration statement or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the registration statement, or contained in the prospectus (as amended or supplemented if SCB shall have filed with the Securities and Exchange Commission any amendment thereof or supplement thereto), if used within the period during which SCB is required to keep the registration statement in which such prospectus is contained current pursuant to the terms of this Article 6, or the omission or alleged omission to state therein a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to SCB by or on behalf of TMRI in writing specifically for use in connection with the preparation of the registration statement or any such amendment thereof or supplement thereto.

     6.5 Indemnification Procedure. Each indemnified party shall promptly after the receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought from an indemnifying party on account of an indemnity agreement contained in this Article 6, notify the indemnifying party in writing of the commencement thereof; provided, however, that the omission to so notify the indemnifying party shall not relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify any indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, jointly and with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall be responsible for any reasonable legal or other expenses subsequently actually incurred by the indemnifying party in connection with the defense thereof; provided further, that if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Article 6, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, and such indemnifying party shall be required to reimburse such indemnified party and any person controlling such indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party, but not for matters that are beyond the scope of the indemnity agreement provided in this Article 6; and provided further, that no such action shall be settled without the consent of the indemnifying party and the indemnified party, which consent neither party shall unreasonably withhold.

     6.6 Contribution. If the indemnification provided for in this Article 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

     6.7 Orderly Disposition of Shares. Unless otherwise agreed in writing in advance by SCB, TMRI may not, during any 30-day period, sell in the aggregate, whether through an effective registration statement or otherwise, more than one-half of the total number of Earnout Shares then currently owned by TMRI. All sales of the Earnout Shares shall be effected by one or more brokers who are mutually agreeable to SCB and TMRI. This Section 6.7 may be enforced by the delivery of "stop transfer" instructions by SCB to the transfer agent for the SCB Common Stock. When and as the Earnout Shares are sold pursuant to a registration statement or otherwise, TMRI shall provide SCB with confirmations or other evidence of the sale thereof and the price therefor.

     6.8 TMRI Information. TMRI shall promptly furnish SCB, upon request, with all information as may be reasonably required for inclusion in the registration statement, or any amendment or supplement thereto. Such information shall be furnished during the period within which SCB is required to effect such registration pursuant to this Article 6 and shall include, without limitation, a description of the nature and method of the proposed offer and sale of the shares.

     6.9 No Injunction. TMRI shall have no right to take any action to restrain, enjoin, or otherwise delay any registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Article 6.

     6.10 Nonassignable. The rights of TMRI pursuant to this Article 6 are not transferable or assignable to any person, except to the TMRI Shareholders, in the event of the dissolution of TMRI; if and only if the TMRI Shareholders assume, jointly and severally, the obligations of TMRI under this Article 6.

     6.11 Nonexclusivity. Nothing in this Article 6 shall prohibit SCB from including in the registration statement subject to this Article 6 any shares of SCB Common Stock it chooses to register on behalf of SCB or any holders other than TMRI, on substantially the same terms and conditions.


                                   ARTICLE 7.

                               GENERAL PROVISIONS

     7.1 Assignment of TMRI's Contracts. Nothing in this Agreement shall be deemed to constitute an assignment or attempt to assign any contract or other agreement to which TMRI is a party if the attempted assignment thereof without the consent of the other party to such contract or agreement would constitute a breach thereof or effect in any way the rights of TMRI thereunder. If after TMRI has used its best efforts to obtain a consent of any such other party to such contract or agreement, such consent shall not be obtained or an attempted assignment thereof would be ineffective and would affect the rights of TMRI thereunder, TMRI will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract or agreement, including the enforcement, at the cost and for the benefit of the Buyer, of any and all rights of TMRI or Buyer against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

     7.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     If to SCB or Buyer:                   If to TMRI or the TMRI Shareholders:

     Ben C. Bryant, Jr.                    Thomas R. Marshall
     President and Chief                   8502 Makaha Circle
       Executive Officer                   Omaha, Nebraska 68128
     SCB Computer Technology, Inc.
     1365 West Brierbrook Road             and
     Memphis, Tennessee  38138
                                           Thomas V. Ruffino
                                           1439 S. 134th Street
                                           Omaha, Nebraska 68144
     with a copy to:                       with a copy to:

     J. Gentry Barden                      Joe E. Armstrong
     Bass, Berry & Sims PLC                Kutak Rock
     2700 First American Center            The Omaha Building
     Nashville, Tennessee  38238           Omaha, Nebraska 68102

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

     7.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that TMRI may assign its rights hereunder to the TMRI Shareholders in the event of the dissolution of TMRI, if and only if the TMRI Shareholders assume, jointly and severally, the obligations of TMRI hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     7.4 Entire Agreement. This Agreement, the Exhibits, the TMRI Disclosure Letter, the SCB Disclosure Letter, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     7.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, if applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.6 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

     7.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     7.8 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     7.9 Incorporation of Exhibits. The TMRI Disclosure Letter, the SCB Disclosure Letter, and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     7.11 Expenses. Each party to this Agreement shall bear its own expenses in connection with the transactions contemplated hereby.

     7.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law, or in equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                          SCB COMPUTER TECHNOLOGY, INC.


                                          By: /s/ Steve N. White
                                          -------------------------------------
                                          Title:  Executive Vice President
                                          -------------------------------------



                                          TMR ACQUISITION, INC.


                                          By: /s/ Steve N. White
                                          -------------------------------------

                                          Title:  Vice President
                                          -------------------------------------


                                          TECHNOLOGY MANAGEMENT RESOURCES, INC.

                                          By: /s/ Thomas R. Marshall
                                          -------------------------------------

                                          Title:  President
                                          -------------------------------------

                                               THE TMRI SHAREHOLDERS:


                                               /s/ Thomas R. Marshall
                                               ----------------------
                                               Thomas R. Marshall


                                               /s/ Thomas V. Ruffino
                                               ----------------------
                                               Thomas V. Ruffino

                            ATTACHMENTS AND EXHIBITS


TMRI Disclosure Letter
SCB Disclosure Letter
Exhibit A -- List of Assets
Exhibit B -- Assumed Liabilities
Exhibit C -- Form of Indemnity and Escrow Agreement
Exhibit D -- Earnout Consideration Formulas
Exhibit E -- Allocation of Purchase Price
Exhibit F -- Form of Bass, Berry & Sims PLC Legal Opinion
Exhibit G -- Form of Employment Agreements
Exhibit H -- Form of Assumption Agreement
Exhibit I -- Form of Bill of Sale
Exhibit J -- Form of Kutak Rock Legal Opinion